Exhibit 10.54

Guizhou Qianxinan JinYuan new energy Co., Ltd (SPIC)

Jiangsu Zhonghong photovoltaic engineering technology Co., Ltd (ZHPV)

Nanjing zhaohewei new energy Co., Ltd (parent company of project company)

Qianxinan Hongguan new energy Co., Ltd (project company)

Xinqiao Hehua 25MW agricultural photovoltaic power station in Yilong New Area

Project cooperation and development agreement

Guiyang, China

December 2020

Xinqiao Hehua 25MW agricultural photovoltaic power station in Yilong New Area

Project cooperation and development agreement

Party A: Guizhou Qianxinan JinYuan new energy Co., Ltd

Legal representative: Geng Zhi

Address: Building 8, Shiji HongYuan community, Jushan Avenue, Xingyi City, Qianxinan Prefecture, Guizhou Province

Party B: Jiangsu Zhonghong photovoltaic engineering technology Co., Ltd

Legal representative: Xu Aojun

Address: room 1108, Chengxin building, 885 Chengxin Avenue, Jiangning District, Nanjing (Jiangning Development Zone)

Party C: Nanjing zhaohewei new energy Co., Ltd

Legal representative: Rui Yun

Company residence: Room 102, 2 building, Huijin Xintiandi Plaza, 11 Sheng Tai Road, Jiangning District, Nanjing (Jiangning Development Zone)

Party D: Qianxinan Hongguan new energy Co., Ltd

Legal representative: Wang Hui

Address: daqiodi group, Muke village, Xinqiao Town, Anlong county, Qianxinan Buyi and Miao Autonomous Prefecture, Guizhou Province

Whereas:

1. Party A is a wholly-owned subsidiary of Guizhou JinYuan Weining Energy Co., Ltd., a holding subsidiary of Guizhou JinYuan Co., Ltd. of state power investment group. It is mainly responsible for resource acquisition, development and construction, production, operation and maintenance management of new energy projects in Southwest Guizhou and panzhou of Guizhou Province.

2. Party B holds 100% equity of Party C Nanjing zhaohewei new energy Co., Ltd.Mainly engaged in photovoltaic system engineering design, construction, operation and maintenance; mechanical and electrical engineering construction; wholesale of solar cells and solar modules; design, manufacturing and sales of photovoltaic system engineering accessories.

3. Party C (the “target company”) holds 100% equity of Party D Qianxinan Hongguan new energy Co., Ltd. It is mainly engaged in the development, investment, construction, operation and maintenance of photovoltaic power station; the design, construction, operation and maintenance of photovoltaic system engineering; the construction of mechanical and electrical engineering; the design, manufacture and sales of photovoltaic system engineering accessories; Trade brokerage and agency.

4. Party D(“project company”) is Qianxinan Hongguan new energy Co., Ltd., which is the main investor of Xinqiao Hehua 25MW agricultural photovoltaic power station in Yilong new area.

Based on the principles of honesty, mutual benefit, fairness and voluntariness, through friendly negotiation, the parties have reached the following specific agreement on the merger and acquisition (cooperative development) of Xinqiao Hehua 25MW agricultural photovoltaic power station project in Yilong new area.

1 Definition

1.1 “This project” and “target project” refer to “Xinqiao Hehua 25MW agricultural photovoltaic power station project in Yilong New Area”.

1.2 “This Agreement” refers to the cooperative development agreement of the project, including all its attachments and amendments and supplements to this agreement by all parties.

1.3 “Parties” refer to Party A, Party B, Party C and Party D of this agreement.

1.4 “Project company” refers to the project investment subject specified in the project filing documents, namely “Qianxinan Hongguan new energy Co., Ltd.”.

1.5 “Target company”, Beijing megahertz new energy Co., Ltd.

1.6 “Local government” refers to the provincial (District), municipal and county governments and other authorities where the project is located.

1.7 “EPC general contract” refers to the EPC general contract signed by the project company as the employer and the EPC general contractor (the specific name and content shall be subject to the signed version contract) and its supplementary contract.

1.8 “Grid connected trial operation” refers to the trial operation activities carried out by the construction unit to check whether the performance of the photovoltaic power station system meets the design requirements after the project has the conditions of trial operation and handover for production acceptance; under the conditions of meeting the trial operation provisions of < GBT 50796-2012 > acceptance code for photovoltaic power generation project >, when the time reaches 72 hours, the trial operation is deemed to be completed. The construction unit shall reply whether it agrees to enter the trial operation within seven (7) days after receiving the application. If it fails to reply within the agreed time, it shall be deemed that the construction unit agrees to enter the trial operation.

1.9 “Construction period” refers to the period from the commencement of the project to the commissioning of the full capacity grid connected power generation of the project.

1.10 “Merger and acquisition” means that Party A holds 100% of the equity of the target company through equity merger and acquisition after the project has reached the preconditions stipulated in the signed “framework agreement on cooperation of Xinqiao Hehua 25MW agricultural photovoltaic power station project in Yilong New District”.

1.11 “State power investment” refers to the State Power Investment Group Co., Ltd.

1.12 “Guizhou JinYuan” refers to the State Power Investment Group Guizhou JinYuan Co., Ltd.

2 Project overview

2.1 Project Name: Yilong New Area Xinqiao Hehua 25MW agricultural photovoltaic power station project.

2.2 Project location: Xinqiao Town, Yilong New District, Qianxinan Prefecture, Guizhou Province.

2.3 Project indicators: on June 23, 2020, the project was included in the project list of the notice of the comprehensive Department of the National Energy Administration on announcing the bidding results of state subsidies for photovoltaic power generation projects in 2020 (gnztxneng [2020] No. 64). During the operation period, the grid price for the first 20 years was 0.4087 Yuan / kWh, and that for the next five years was 0.3515 Yuan / kWh.On July 13, 2020, the project was registered by Guizhou Energy Bureau (project code: ppc200a52238001), with the registered capacity of 25MW.

2.4 Project commissioning plan: the project has been started in November 2020, and will be grid connected in full capacity before December 31, 2020.

3 Cooperation mode and related agreements

3.1 According to the cooperation framework agreement of Xinqiao Hehua 25MW agricultural photovoltaic power station project in Yilong new district signed by all parties, after the merger and acquisition of the target company, Party A holds 100% equity of the target company.

3.2 All parties agree that on the date when the equity transfer agreement for Party A’s acquisition of 100% equity of the target company is signed, Party B shall complete the transfer of all seals, files and business licenses (original and duplicate) of the target company and the project company, and Party A shall be responsible for the overall management.

3.3 The feasibility study report of this agreement project has been reviewed by the State Power Investment Group Energy Technology Engineering Co., Ltd. and the review opinions have been issued. The proposed installed capacity of the project is 27.016mwp, the estimated static total investment is 89115500 Yuan, and the unit static investment is 3298.62 Yuan / kWp; the interest during the construction period is 436100 Yuan, the project dynamic investment is 89551600 Yuan, and the unit dynamic investment is 3314.76 Yuan / kWp (see Annex 1 for the estimate table).The total investment of the project consists of equipment purchase cost, construction cost, installation cost, other costs, basic reserve cost, interest during construction period, etc. All parties agree that the budget estimate is the investment control objective of the project, and the joint control of all parties shall not break through.

3.4 The EPC total contract amount of the project is RMB 88.1205 million, including: equipment procurement, installation engineering, construction engineering, project consulting service fee, survey and design, land lease fee during construction period, land acquisition fee during construction period, green compensation fee for land levy and lease, compensation fee for water and soil conservation, access fee of national power investment production and operation center, access fee of Guiyang production and operation center, project insurance fee and other taxes Fees (environmental protection compensation fees, policy processing fees, etc.), engineering quality inspection and testing fees, project inspection fees, project settlement fees; fees required for the completion and commissioning of the project in the early stage of the project, project construction, production and operation, and handling of documents required for acceptance, etc., are all inclusive.

3.4.1 The parties agree that for the single project within the scope of EPC general contract, which needs to be signed by the project company, the actual amount shall be deducted from the EPC general contract amount with the consent of Party A.

3.5 995000 Yuan of the project company shall be borne by the project company after the equity transfer, and controlled and used by Party A according to the regulations of Guizhou JinYuan. Party A shall control the use according to the regulations of Guizhou JinYuan, including production preparation fee, engineering construction supervision fee (including main equipment supervision, engineering supervision, arrival inspection and installation inspection fee), and project technical and economic evaluation fee. The due diligence expenses (including legal due diligence, financial due diligence, financial audit, asset evaluation, post evaluation, etc.) incurred by Party A merger and acquisition of the project shall be included in the technical and economic review fees and shall not be exceeded.(see Annex 3: list of expenses controlled by Party A and used by the project company for details)

3.6 The parties agree that the project construction standards shall be implemented in accordance with the relevant provisions of the state, Guizhou Province, state power investment and Guizhou JinYuan. The components and other main equipment used in the project shall be included in the list of qualified suppliers of SDIC, with no more than one component manufacturer and no more than one component model (except with the consent of Party A); the component quality assurance terms and relevant liabilities for breach of contract shall be borne by the equipment manufacturer to the project company; other equipment shall be purchased through bidding in accordance with the technical standards of SDIC and Guizhou JinYuan (to be confirmed by Party A)The technical part of the EPC general contract shall prevail); the main equipment and materials procurement and subcontracting contracts in the charge of the EPC General Contractor shall be provided to the project company for record after signing.

3.7 All parties agree that before Party A starts the merger and acquisition of the target company, Party B may first carry out project financing in the name of the project company in financial institutions. However, before signing the financing agreement, the financing scheme and agreement shall be submitted to Party A for written confirmation. The financing funds can only be used for the construction of the project, and the financing expenses during the construction period of the project shall be borne by Party A. After the merger and acquisition of the target company, Party A undertakes to undertake the financing agreement of the project company or use other funds to replace the financing of the project company.

3.8 All parties agree that after Party A holds 100% of the equity of the target company, if the project has substantial impact or major potential risks (including but not limited to external guarantee, litigation, false assets, administrative penalty, major business risks, etc.) due to Party B reasons, Party B shall be unconditionally responsible for solving and bearing the relevant costs, and compensate Party A for the losses caused thereby (no matter when the event occurs).

4 Commitment and guarantee of all parties

4.1 Party A undertakes that it is a limited company legally established and validly existing in accordance with the laws of China and can independently undertake and perform its responsibilities and obligations under this agreement.

4.2 Party A undertakes that the signing of this agreement will not violate any other contractual obligations that are legally binding on Party A, and will not violate the relevant laws and regulations applicable to it and currently in force.

4.3 Party A promises to actively coordinate with the main equipment manufacturers, and strive to enjoy the centralized purchase price and other preferential conditions for the main equipment of the project company.

4.4 Party A undertakes that after the merger and acquisition of the target company, it will ensure that the project company will pay the corresponding amount according to the signed EPC contract.

4.5 Party B undertakes that Party B shall give priority to the cooperative development with Party A for the newly acquired construction indexes in the area. If Party A and Party B fail to reach the cooperation intention and the public facilities of the project need to be used for the project, Party A shall promise to give support, and the specific matters shall be discussed by both parties separately.

4.6 Party B, Party C and Party D jointly undertake that they are a limited company legally established and validly existing in accordance with Chinese laws and can independently undertake and perform their responsibilities and obligations under this agreement.

4.7 Party B, Party C and Party D jointly undertake that the signing of this agreement will not violate any other contractual obligations that are legally binding on Party B, Party C and Party D, and will not violate the applicable and currently effective relevant laws and regulations.

4.8 Party B undertakes to continue to be responsible for all the following works of the project, as follows:

4.8.1 Go through all the procedures and documents required by the project to ensure that the project is constructed in accordance with the law and regulations to meet the relevant requirements of the local government and the power grid company. Including but not limited to: resource assessment, geological exploration, environmental impact assessment, water and soil conservation, safety assessment, agricultural scheme, feasibility study, construction drawing design, grid connection intention agreement, access system approval, etc., and obtained project record.(see Annex 2 for the list of preliminary procedures)

4.8.2 Responsible for completing the land acquisition and leasing of the project, and obtaining the necessary state-owned land and forest land use license procedures.

4.8.3 After the completion of the project, be responsible for signing the power purchase and sale contract with the power grid company, and be responsible for the special acceptance of the project, such as environmental impact assessment, water and soil conservation, fire protection, agriculture, etc., to ensure that the project passes the acceptance of the local competent Department of energy (if any), and the agricultural scheme passes the acceptance of the local competent department of agriculture (if any), and meet the requirements of the completion acceptance of the project and apply for the power business license.

4.8.4 The expenses for handling the relevant procedures in 4.8.1, 4.8.2 and 4.8.3 have been included in the total investment expenses, and the project company shall not be required to pay separately. If the budget is exceeded due to force majeure, the parties shall negotiate separately.

4.8.5 Be responsible for organizing the preparation of project settlement report, which shall be handed over to Party D after passing the audit, and the expenses incurred shall be listed in the technical and economic review expenses controlled and controlled by Party A.

4.8.6 Be responsible for signing the relevant technical consulting contracts in the above terms in the name of the project company. After the signing of this agreement, all contracts signed externally shall be confirmed by Party A in writing; for all project agreements / contracts and other documents signed externally without Party A written confirmation, any expenses and responsibilities arising therefrom shall be borne by Party B.

4.9 Party B undertakes that after the full capacity grid connected power generation of the project, if the total efficiency of the photovoltaic power generation system in the first year tested by the third-party testing agency entrusted by the project company is lower than 5% of the feasibility study value approved by the feasibility study report due to Party B reasons, or the actual utilization hours of power generation in the previous three years are lower than the feasibility study value approved by the feasibility study report, Party B agrees to reduce the EPC general contract price of the project to meet the internal rate of return of the capital approved by the feasibility study report, and implement the price adjustment shall be separately agreed in the EPC contract.

4.10 After Party B approval, if the investment rate of the PV module is lower than the promised value in the feasibility study report due to Party B approval. The reduced amount shall be firstly deducted from the project funds payable by the project company to the EPC party, and the insufficient part shall be deducted from the funds payable by the project company to Party B. the insufficient part shall be made up by Party B in cash.

4.11 Party B undertakes that if the actual electricity price is lower than 0.4087 Yuan / kWh due to Party B reasons, Party B shall be responsible for coordinating and implementing the reduction of the EPC contract price by the EPC general contractor; when the actual electricity price is lower than the competitive configuration electricity price by 0.01 Yuan / kWh, Party B shall reduce the general contract cost of the project unit by 100 Yuan / kWh accordingly. When the actual electricity price is 0.01 Yuan / kWh higher than the Competitive Allocation electricity price, the total contract cost of the project unit will be increased by 100 Yuan / kWh.

4.12 Party B undertakes that all debts incurred by Party B in the process of static investment reduction of the project unit have nothing to do with Party A, Party A does not need to bear any compensation liability to Party B for the price adjustment, and the taxes and fees incurred by the project company in the above process shall be borne by Party B.

4.13 Party B undertakes that, since the signing of this agreement, Party C shall not have any right restrictions such as pledge, mortgage or other security interests (except for the pledge, mortgage or other security interests used for project construction financing and agreed by Party A) on all the equity of the project company, and there shall be no equity agency, ownership dispute, etc. As of the signing date of this agreement, there is no existing or potential dispute or risk for the project; if there is, Party A has the right to unilaterally terminate this agreement, and any costs and losses arising from this agreement or risk shall be borne by Party B.

4.14 Party B undertakes that all the project documents, materials and other written materials delivered to Party A about the project company are free from material omission and falsity, and that such written materials are complete, accurate and effective. If such written materials are copies, they are consistent with the original; and Party B undertakes that the project company has no other debts and contingent liabilities that are not disclosed in the accounts, and that if they are not disclosed due to the non-disclosure of the project company Party A shall have the right to claim compensation from Party B in case of losses caused by debts or contingent debts.

4.15 Party B undertakes that if the relevant administrative license documents of the project are incomplete or the relevant taxes and fees during the construction period (cultivated land occupation tax, etc.) are not paid due to Party B reasons, the government has the right to require the project company to make up or impose administrative penalties on the project company and pay the relevant taxes and fees during the construction period (cultivated land occupation tax, etc.), no matter when such matters occur, Party B shall be responsible for handling such administrative license And bear all the expenses incurred, including administrative penalty expenses, etc. If the land is confiscated or the project equipment and facilities are demolished due to administrative punishment, the losses arising therefrom shall be borne by Party B.

4.16 All parties undertake to fulfill the responsibilities and obligations agreed in this agreement after the signing of this agreement.

5 Liability for breach of contract and termination of project cooperation

5.1 If after Party A completes the merger and acquisition of the target company, Party A finds that there are matters in article 4.12 of this agreement that have a significant impact on the subsequent cooperation, and Party B fails to properly solve them, resulting in losses to Party A, Party A has the right to recover from Party B.

5.2 If any party of this agreement violates the agreement, it shall be deemed as a breach of contract, and the breaching party shall bear the liability for breach of contract to the observant party. The way of bearing the liability for breach of contract is: the observant party has the right to terminate this agreement, require the breaching party to return the property or articles (if any) paid by the observant party, and compensate for the losses; if the observant party requires the breaching party to continue to perform this agreement, the breaching party shall compensate the observant party for the loss and continue to perform this agreement according to law.

5.3 If the agreement cannot be performed, the expected purpose of the agreement cannot be achieved, or the project cannot be implemented due to national or local policies or force majeure, or the requirements of the state power investment company have changed, or the project cannot be implemented due to Party B reasons, the parties to the agreement shall negotiate to solve or terminate this agreement, and each party shall not be liable for breach of contract.

6 Service of documents

6.1 The relevant documents sent by either party to the other party under this agreement can only be sent in writing by EMS, in person or by fax to the following addresses, which shall be deemed to be delivered after reaching the following addresses:

Party A: Guizhou Qianxinan JinYuan new energy Co., Ltd

Address: Building 8, Shiji HongYuan community, Jushan Avenue, Xingyi City, Qianxinan Prefecture, Guizhou Province

Post code: 562499

Attention: Dong Xiangxi

Tel: 17585560059

Email:851058414@qq.com

Jiangsu Zhonghong Photovoltaic Technology Co., Ltd

Address: room 1108, Chengxin building, 885 Chengxin Avenue, Jiangning District, Nanjing (Jiangning Development Zone)

Postal Code: 211100

Attention: Ding Chunhao

Tel: 17811863898

Email:danielding@solarmaxtech.com.cn

Party C: Nanjing zhaohewei new energy Co., Ltd

Address: Room 102, 2 building, Huijin Xintiandi Plaza, 11 Sheng Tai Road, Jiangning District, Nanjing (Jiangning Development Zone)

Postal Code: 211100

Attention: Ren Fei

Tel: 13770981465

Email:maggieren@solarmaxtech.com.cn

Party D: Qianxinan Hongguan new energy Co., Ltd

Address: daqiodi formation, Muke village, Xinqiao Town, Anlong county, Qianxinan Buyi and Miao Autonomous Prefecture, Guizhou Province

Postal Code: 552401

Attention: Wang Hui

Tel: 18156903677

Email:wanghui@solarmaxtech.com.cn

The parties to this contract may from time to time by similar written notice change the address for service of notices to be given under this contract.

6.2 If either party changes its address or contact person, it shall send a notice to the other party in a timely manner according to the above methods. Before the other party receives the above change notice, the notice delivered according to the address mentioned in the first paragraph of this article shall be deemed to have been delivered.

7 Others

7.1 Each party shall perform the obligation of confidentiality for the contents of this agreement. Unless required by national laws, regulations or relevant authorities, without the written consent of other parties, neither party shall disclose the specific details and relevant information of this cooperation to any unrelated third party, and request their respective related parties to perform the obligation of confidentiality.

7.2 If one party fails to perform or not fully perform its obligations under this agreement due to force majeure, such party shall not be deemed to be in breach of contract. However, the party suffering from the above force majeure event shall immediately notify the other party in writing after the occurrence of the event, and provide sufficient evidence to prove the occurrence and duration of the force majeure event within 15 days thereafter. In case of force majeure, both parties shall immediately consult with each other to seek a fair solution so as to minimize the impact of force majeure.

7.3 Any dispute arising from the performance of this Agreement shall be settled through friendly negotiation. If it cannot be settled, either party may apply to the people court with jurisdiction in the place where the project is located for settlement.

7.4 Matters not specified in this Agreement shall be further discussed according to the situation of the parties.

7.5 This Agreement shall come into force on the date when it is signed and sealed by the legal representatives or authorized principals of all parties. This agreement is made in OCTUPLICATE with each party holding two copies.

Enclosure:

1. Budget estimate of Xinqiao Hehua 25MW agricultural photovoltaic power station project in Yilong New Area

2. Preliminary procedures list ----------------------There is no text below -------- (this page is the signature and seal page of the cooperative development agreement of Xinqiao Hehua 25MW agricultural photovoltaic power station project in Yilong New District)

first party:Guizhou Qianxinan JinYuan new energy Co., Ltd. (seal)

Legal representative (or authorized client) (signature)

Party B:Jiangsu Zhonghong photovoltaic engineering technology Co., Ltd. (seal)

Legal representative (or authorized client) (signature)

Party C:Nanjing zhaohewei new energy Co., Ltd. (seal)

Legal representative (or authorized client) (signature)

Party D:Qianxinan Hongguan new energy Co., Ltd

Legal representative (or authorized client) (signature)

Signing place: Guiyang

Date of signing: mm / DD / yyyy

Annex 1:

General budget estimate of Xinqiao lotus agricultural photovoltaic power station project in Yilong New Areasurface

            Unit: 10000 Yuan

Serial number	Name of project or cost	Equipment purchase cost	Construction and installation cost	other expenses	total
One	Equipment and installation engineering	5843.66	1272.40		7116.05
1	Power generation equipment and installation engineering	5349.86	1182.66		6532.51
2	Step up power transformation and distribution equipment and installation engineering	440.73	36.16		476.90
3	Control and protection equipment and installation engineering	53.70	52.94		106.64
4	Other equipment and installation works	0.00	0.00		0.00
Two	architectural engineering		952.59		952.59
1	Power plant engineering		663.37		663.37
2	Booster station project		21.28		21.28
3	Housing construction engineering		0.00		0.00
4	traffic engineering		92.81		92.81
5	Other construction works		175.13		175.13
Three	other expenses			668.17	668.17
1	Project construction land cost			257.00	257.00
2	Project construction management fee			225.17	225.17
3	Production preparation cost			36.00	36.00
4	Survey and design fee			100.00	100.00
5	other			50.00	50.00
	Total of three parts	5843.66	2224.99	668.17	8736.81
Four	Basic reserve fund (2%)				174.74
	Total static investment of the project				8911.55
Five	Access system cost				0.00
Six	Reserve fund for price difference				0.00
	The total static investment of the project is one to six				8911.55
Seven	Interest during construction period				43.61
	Total dynamic total investment of the project				8955.16
	Static investment per kW (Yuan / kW)				3298.62
	Dynamic investment per kW (Yuan / kW)				3314.76

Annex 2:

Preliminary procedures list (not limited to this)

Serial number	File name	remarks
1	Project investment and development agreement
2	Project filing documents
3	Feasibility study report and review comments
4	Access system report and review comments
5	Send out project approval documents
6	Land use prequalification documents and land use approval documents
7	EIA approval (filing) documents
8	Water and soil conservation plan and reply
9	Project planning and site selection documents
10	Construction land planning documents
11	Approval opinions on occupation of forest land
12	Evaluation report and review opinions of overlying mineral resources (including data collection certificate)
13	Geological hazard risk assessment report and review comments
14	Safety assessment report and approval
15	Power engineering quality supervision and inspection report
16	Social stability assessment report
remarks	The specific preliminary work documents shall be subject to the relevant requirements of the local government and the power grid company

Annex 3

Party A controls the project company to use the expense table (total amount control, but the expense category is not limited to this)

Serial number	Fee name	Amount (ten thousand Yuan)	remarks
1	Financial audit	4
2	Financial adjustment	2.5
3	Assets appraisal	5
4	Legal adjustment	7
5	Technical and economic evaluation	8
6	Project settlement and related cost consultation	6
7	Production preparation cost	10
8	supervisor	22
9	manufacture supervision	10
10	Arrival acceptance and inspection	7
11	Feasibility study review	13
12	Post project evaluation	5
	total	99.5